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                                                                     EXHIBIT 4.1

KENNY INFORMATION SYSTEMS,
A Division of J. J. Kenny Co., Inc.
55 Water St., 45th Floor
New York, New York 10041
Telephone: 212-438-2000
Frank A. Ciccotto, Jr.
Vice President


                                                                  August 4, 2000



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Merrill Lynch Pierce Fenner & Smith
Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, NJ 08543-9051
The Chase Manhattan Bank
Unit Investment Trust Department
4 New York Plaza--6th Floor
New York, New York 10004
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Re: MUNICIPAL INVESTMENT TRUST FUND, MULTISTATE SERIES--416, DEFINED ASSET FUNDS


Gentlemen:


    We have examined the Registration Statement File No. 333-38120 for the above-captioned fund. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the fund. We hereby consent to the use in the Registration Statement of the reference to Kenny Information Systems, a Division of J. J. Kenny Co., Inc. as evaluator.


    In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

    You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          VICE PRESIDENT